Exhibit 99.1

Intelligent Bio Solutions Adds Logistics Firm to Fingerprint Drug Screening Portfolio and Completes Major Milestone with Existing Client

VKVP Haulage adopts Fingerprint Drug Screening System to help drive proactive drug testing policy

Auctus Management Group successfully completes 25,000 tests using the Company’s Intelligent Fingerprinting Drug Screening System

NEW YORK, October 05, 2023 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced the adoption of its Intelligent Fingerprinting Drug Screening System by specialist container logistics firm, VKVP Haulage. Additionally, the Company announced the successful completion of 25,000 Intelligent Fingerprinting tests with its current customer, Auctus Management Group.

VKVP Haulage is using random in house fingerprint sweat-based testing to complement its existing alcohol testing programme and to support industry best practices across the company’s 80-strong HGV fleet of trucks.

“The Intelligent Fingerprinting Drug Screening System is a great testing solution we can use in-house as needed. The scenario training, the technology and its sample chain of custody make the fingerprint-based system particularly resilient, inspiring confidence from both our employees and customers,” said Roland Hollings, Transport & Fleet Manager at VKVP Haulage. “We have only been drug testing with the system for a couple of weeks, but the power of random in-house testing is already having a positive impact, with both our workforce and our customers recognizing our commitment to having a proactive drug testing policy,” he added. “VKVP Haulage operates a fleet of 80 44-tonne articulated trucks that run across the country carrying containers for many of the UK’s leading brands, so it’s important we do as much as possible to ensure safe adherence to our Drug & Alcohol policy.”

Auctus Management Group has successfully deployed the Intelligent Fingerprinting Drug Screening System as part of a comprehensive construction worker induction process, recently completing 25,000 tests on a major rail construction project.

Richard Toy, CEO of Auctus Management Group, explained, “We won the contract to screen and provide employee inductions for this construction project, one of the largest construction sites in Europe, and a key differentiator for us was our proposal to use the Intelligent Fingerprinting Drug Screening System. This helped our tender stand out against traditional urine and saliva drug testing alternatives. When we initially looked at the logistics involved, it simply was not feasible to use traditional urine-based drug tests, especially because of the need for dedicated drug test restroom facilities for that many people. The Intelligent Fingerprinting test has many benefits, including rapid on-site results, hygiene, non-intrusiveness and convenience for testing at scale. The test continues to work very well, and we are proud to now have completed this significant milestone of 25,000 fingerprint drug tests for this particular project.”

Harry Simeonidis, President and CEO of Intelligent Bio Solutions, said, “It’s fantastic to see that fingerprint drug testing is rapidly becoming the workplace drug testing solution of choice for numerous operators across the UK transportation and logistics sectors, with more and more firms acknowledging its non-invasive nature and its role in helping to promote health and safety across operations. The use of our Intelligent Fingerprinting Drug Screening System by Auctus Management Group is a great example of the convenience and efficiency of our Intelligent Fingerprinting solution and demonstrates how our technology can deliver drug testing at scale.”

An introductory video demonstrating the Intelligent Fingerprinting Drug Screening System is available here.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (the “Company”) (Nasdaq: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. This hygienic, and cost-effective system is designed to screen for recent use of drugs commonly found in the workplace, including opioids, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: www.ibs.inc

About VKVP Haulage

VKVP Haulage was founded in 2014 and operates from its head office in Felixstowe, Suffolk. The company has continued to expand since its formation and now offers a range of supply chain services to companies operating across multiple UK sectors. VKVP Haulage prides itself on providing customers with an efficient, reliable and professional logistics solution. It operates a large fleet with all the latest technology, enabling the company to deliver the highest levels of service.

For more information, visit: www.vkvp-haulage.co.uk

About Auctus Management Group

Auctus Management Group leads the transformation of the UK’s infrastructure with rail, civils, and utilities expertise via its group members, RSS Infrastructure and INFRA Skills. They provide services ranging from arboriculture to welding, excel in the delivery of client projects, offer high-quality training for the rail and construction sectors, and manage high-profile induction programmes.

For more information, visit: www.auctusmg.co.uk

Forward-Looking Statements:

Some of the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.
info@ibs.inc

Investor Contact:

Valter Pinto, Managing Director
KCSA Strategic Communications

PH: (212) 896-1254
INBS@kcsa.com

Media Contact:

Cheryl Billson
Comma Communications
cheryl.billson@commacomms.com